EXHIBIT 4.3

                                Agreement Between
                       Palomar Medical Technologies, Inc.
                          and Nexar Technologies, Inc.


         This Agreement dated as of the 19th day of December, 1996 is by and between Palomar Medical Technologies, Inc. ("Palomar") and Nexar Technologies, Inc. ("Nexar") a wholly owned subsidiary of Palomar.

         Palomar has provided all of Nexar's funds for operations to date in the form of non-interest bearing loans. The total amount of funds provided by Palomar through September 30, 1996 has been $19,568,449 (the "Indebtedness") . The purpose of this Agreement, among other things, is to set forth the terms and conditions for repayment or contribution to capital of Nexar for the Indebtedness. Accordingly, the parties hereby agree as follows:

1. General Terms. Upon the closing of an initial public offering (an "IPO") of the common stock of Nexar, $5,000,000 of the Indebtedness will be repaid to Palomar, $4,568,449 will be converted into 45,684 shares of Nexar's Convertible Preferred Stock, and $10,000,000 will be converted into 1,900,000 shares of Nexar's common stock, of which 700,000 will be issued without restriction. The balance of 1,200,000 shares (the "Contingent Shares") shall be subject to mandatory repurchase, in whole or in part, by Nexar at $0.01 per share at any time after the 48 month anniversary of the IPO unless released from escrow under Section 2, below.

2. Escrow of Contingent Shares. The Contingent Shares shall be placed in escrow, subject to release to Palomar in installments of 400,000 shares each (upon achievement of any 3 of the 4 milestones specified below; none, some, or all of which may occur) as follows:

                  (a) if Nexar achieves $7,000,000 in net income after taxes or $100 million in total revenues for the fiscal year ended December 31, 1997;

                  (b) if Nexar achieves $14,000,000 in net income after taxes or $200 million in total revenues for the fiscal year ended December 31, 1998;

                  (c) if Nexar achieves $21,000,000 in net income after taxes or $300 million in total revenues for the fiscal year ended December 31, 1999; and

                  (d) if Nexar achieves $28,000,000 in net income after taxes or $400 million in total revenues for the fiscal year ended December 31, 2000.

                  Alternatively, all of the Contingent Shares will be released to Palomar immediately upon the happening of any one of the following:







                  (y) if the average per share market value closing bid price of Nexar's common stock is (i) 175% of the IPO price for ten consecutive trading days at any time prior to the 12 month anniversary of the IPO, or (ii) 225% of the IPO price for ten consecutive trading days at any time prior to the 24 month anniversary of the IPO, or (iii) 275% of the IPO price for ten consecutive trading days at any time prior to the 36 month anniversary of the IPO, or (iv) 325% of the IPO price for ten consecutive trading days at any time prior to the 48 month anniversary of the IPO; or

                  (z) if Nexar achieves $70,000,000 in cumulative net income after taxes for the four fiscal years ended December 31, 2000.

If any or all of the alternative conditions for release of the Contingent Shares has not occurred by the 48 month anniversary of the IPO, any of the Contingent Shares remaining subject to escrow at such time shall be repurchased by Nexar as described above.

3. Accelerated Vesting for Performance Options. Performance stock options, issued, or to be issued, by Nexar to key employees covering up to 800,000 shares of Nexar's common stock will vest in accordance with their terms or, if earlier, upon the achievement of the milestones set forth in Section 2 above, as follows:

                  (a)  pro  rata  among  the   holders   thereof  in   one-third
                  installments based on achievement of the milestones set forth in clauses (a) through (d) in Section 2 above, or

                  (b)  all  such  options  shall  vest   immediately   upon  the
                  occurrence of any of the  alternative  conditions set forth in
                  Section 2 above prior to the 48 month anniversary of the IPO.

         This Agreement amends, restates and supersedes in its entirety an agreement between the parties hereto with respect to the subject matter hereof dated October 1, 1996.

                   [Signatures appear on the following page.]



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         Executed as a sealed instrument as of the date first above written.


                                      PALOMAR MEDICAL TECHNOLOGIES, INC.



                                      By:    /s/
                                             ----------------------------------
                                             Steven Georgiev
                                             Chairman and CEO


                                      NEXAR TECHNOLOGIES, INC.



                                      By:  /s/
                                             ----------------------------------
                                             Albert J. Agbay
                                             President





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